Exhibit 23(b)
INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statements No. 33-51224, No. 33-51226, and No. 33-51222 of The Valspar Corporation on Form S-8 of our reports dated January 6, 1994, with respect to the financial statements of the Valspar Stock Ownership Trust for Salaried Employees, the Valspar Stock Ownership Trust for Hourly Employees, and the Valspar Profit Sharing Retirement Plan for the year ended October 28, 1994 appearing in the Annual Report on Form 10-K of Valspar Corporation.


DELOITTE & TOUCHE LLP


January 24, 1995
Minneapolis, Minnesota